Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-148630), Form S-3 (No. 333-141880, No. 333-132486, No. 333-117016, No. 333-114045, No. 333-111702 and No. 333-73320) and Form S-8 (No. 333-118814, No. 333-107896, No. 333-107895, No. 333-71336, No. 333-37638, No. 333-34130, and No. 333-149848) of our reports dated February 22, 2008, relating to the consolidated financial statements of AMIS Holdings, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of AMIS Holdings, Inc. and subsidiaries appearing in this Current Report on Form 8-K/A dated May 30, 2008 of ON Semiconductor Corporation.

/s/ ERNST & YOUNG LLP

Salt Lake City, Utah

May 30, 2008